Sky Quarry Reports 4th Quarter and Fiscal Year 2024 Financial Results

Woods Cross, UT – April 1, 2025 – Sky Quarry Inc. (NASDAQ: SKYQ) ("Sky Quarry" or "the Company"), an integrated energy solutions company committed to revolutionizing the waste asphalt shingle recycling industry, has reported its financial and operational results for the fourth quarter and fiscal year ended December 31, 2024.

Key Financial and Operational Highlights

•Q4 2024 Revenue of $4.2 million and $23.3 million for the year ended December 31, 2024.

•Announced the signing of pivotal LOI with RB Residential Roofing, marking the start of a collaboration that targets integrating eco-friendly solutions into roofing services and helping Sky Quarry scale operations nationwide through the roofing company’s multiple locations.

•Announced appointment of respected finance leader Leo Womack to the Company’s Board of Directors. He will also serve on the Audit and Nominating Committee and chair the Compensation Committee.

•Announced the completion of its 2024 capital expenditure program for its flagship hydrocarbon extraction site, PR Spring.

•Announced a national rollout plan for modular extraction facilities to expand the reach and scalability of the Company’s proprietary technology.

•Announced the appointment of energy industry veteran Todd Palin to the Company’s Board of Directors.

David Sealock, Chairman & Chief Executive Officer of Sky Quarry, reflected on a transformative year for the company:

“2024 was a significant year for our company. Sky Quarry achieved several key milestones in 2024, including our NASDAQ listing for our shareholders, continued and steady revenue at our Foreland Refinery, and a stepwise capital investment program to keep our PR Spring and Asphalt Shingle Recycling (ASR) portfolios moving forward,” he said. “We believe that we are positioned to grow production and increase revenues with our portfolio expansion projects. These portfolio expansion opportunities focus on capitalizing on market shifts, strategic partnerships, and resource optimization. The primary opportunities are in the expansion of refining capacity, partnerships for sustainable asphalt shingle recycling, and the potential for strategic growth to aggressively increase our revenue.

Looking ahead, we remain laser-focused on optimizing our asset base with the successful completion of our 2024 capital expenditure program at PR Spring and the recent refurbishment of our Foreland Refinery in anticipation of increased capacity in 2025. We are actively working towards expanding our national footprint through our recent LOI with RB Residential Roofing and advancing the national rollout of our Asphalt Shingle Recycling (“ASR”) modular extraction facilities, beginning with the deployment of our first facility in the 2025 fiscal year. Together, we believe that these initiatives set the stage for meaningful revenue growth, broader market reach, and long-term value creation for our shareholders.

This quarter, we entered into a pivotal LOI with RB Residential Roofing with the goal of entering into an agreement to secure a steady supply of post-consumer shingles, ensuring a steady supply of feedstock for our recycling operations. We believe that a partnership with RB Residential Roofing will generate consistent tipping fee revenue and accelerate Sky Quarry’s national expansion by leveraging RB’s extensive network of locations. By transforming waste into recycled content for new products, we believe entering into an agreement with RB Residential Roofing will not only support our mission to build a circular economy but also position Sky Quarry at the forefront of sustainable innovation in the roofing industry, helping to drive broader industry adoption.

In the 2025 fiscal year, we anticipate completing the build-out of our first Asphalt Shingle Recycling (“ASR”) Facility. Designed as a modular, scalable system, the facility will recover valuable components such as bitumen, granules, aggregate, limestone, and fiberglass. The first front-end module has already been fabricated, with two additional modules planned for deployment later in the year. We are currently evaluating two potential sites for the initial rollout, based on waste volume and proximity to industry partners. These facilities are expected to generate multiple revenue streams from tipping fees, recycled material sales, and byproduct recovery, contributing to meaningful top-line growth as deployment accelerates.

Operationally, we expect to begin refining blended sustainable oil in 2025, with plans to ramp up production at our Nevada-based Foreland Refinery, which has a processing capacity of up to 5,000 barrels per day. This comes at a critical time, as we anticipate a growing fuel supply crisis in the Western U.S., driven by California refinery shutdowns, tightening regulations, and potential import tariffs that threaten supply stability.

Foreland has served as a strategic energy asset in Nevada for over two decades, and we believe it is well-positioned to enhance regional fuel security. Once heavy oil sourced from our Utah-based PR Spring facility, produced from recycled asphalt shingles, is integrated at the Foreland refinery, we can not only expand our sustainable product offerings but also reinforce our presence in the energy sector. With broadened capabilities and strategic positioning, we anticipate stronger revenue and improved cash flow in the coming quarters.

In conclusion, we recently welcomed Leo Womack and Todd Palin to our Board of Directors. Mr. Womack brings significant strategic, business, and financial expertise, while Mr. Palin’s operational experience will be instrumental as Sky Quarry ramps up production at our Nevada refinery. Both additions strengthen our leadership team as we enter our next phase of growth in 2025.”

Fourth Quarter and Fiscal Year 2024 Financial Results

Revenues for the year ended December 31, 2024, totaled $23.3 million, a decrease of 54% compared to $50.7 million in 2023. This decline was primarily driven by a combination of lower WTI oil prices and the refurbishment of the Company’s Foreland Refinery.

Gross profit for the year was a loss of $1.4 million, representing a gross margin of (6.0)%, compared to a gross profit of $2.3 million, or 4.6% of revenues, in the prior year.

Total operating expenses increased to $6.1 million in 2024, up from $3.7 million in 2023, reflecting an increase of $2.4 million year-over-year.

As a result, the Company reported a net loss of $14.7 million for the year ended December 31, 2024, compared to a net loss of $4.4 million in 2023.

About Sky Quarry Inc.

Sky Quarry Inc. (NASDAQ:SKYQ) and its subsidiaries are, collectively, an oil production, refining, and a development-stage environmental remediation company formed to deploy technologies to facilitate the recycling of waste asphalt shingles and remediation of oil-saturated sands and soils. Our waste-to-energy mission is to repurpose and upcycle millions of tons of asphalt shingle waste, diverting them from landfills. By doing so, we can contribute to improved waste management, promote resource efficiency, conserve natural resources, and reduce environmental impact. For more information, please visit skyquarry.com.

Forward-Looking Statements

This press release may include ''forward-looking statements.'' All statements pertaining to our future financial and/or operating results, future events, or future developments may constitute forward-looking statements. The statements may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project,” or words of similar meaning. Such statements are based on the current expectations and certain assumptions of our management, of which many are beyond our control. These are subject to a number of risks, uncertainties, and factors, including but not limited to those described in our disclosures. Should one or more of these risks or uncertainties materialize or should underlying expectations not occur or assumptions prove incorrect, actual results, performance, or our achievements may (negatively or positively) vary materially from those described explicitly or implicitly in the relevant forward-looking statement. We neither intend, nor assume any obligation, to update or revise these forward-looking statements in light of developments which differ from those anticipated. You are urged to carefully review and consider any cautionary statements and the Company’s other disclosures, including the statements made under the heading "Risk Factors" and elsewhere in the Company’s Form 10-K as filed with the SEC on March 31, 2025. Forward-looking statements speak only as of the date of the document in which they are contained.

Investor Relations

Jennifer Standley
Director of Investor Relations

Ir@skyquarry.com

Company Website

www.skyquarry.com

Sky Quarry Inc.

Consolidated Balance Sheets

As of December 31, 2024 and December 31, 2023

	2024	2023

ASSETS

Current assets:
Cash and cash equivalents	$385,116	$326,822
Accounts receivables	1,123,897	3,517,469
Prepaid expenses and other assets	339,124	114,387
Inventory	3,149,236	2,437,181
Total current assets	4,997,373	6,395,859

Property, plant, and equipment, net	6,160,318	6,287,351
Oil and gas properties	8,534,967	7,745,205
Restricted cash and cash equivalents	2,929,797	4,354,014
Right-of-use asset	1,115,785	184,548
Goodwill	3,209,003	3,209,003

Total assets	$26,947,243	$28,175,980

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,046,319	$4,904,121
Current portion of operating lease liability	38,422	69,777
Current portion of finance lease liability	16,120	-
Warrant liability	459,067	-
Lines of credit	1,260,727	3,061,698
Current maturities of notes payable	6,578,017	4,835,567
Total current liabilities	12,398,672	12,871,163

Notes payable, less current maturities, net of debt issuance costs	2,000,560	2,100,514
Operating lease liability, net of current portion	77,824	116,246
Finance lease liability, net of current portion	971,690	-
Total liabilities	15,448,746	15,087,923

Commitments and contingencies

Shareholders’ Equity:
Preferred stock $0.001 par value: 25,000,000 shares authorized; 0 and 246,000 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	-	246
Common stock $0.0001 par value: 100,000,000 shares authorized: 19,027,208 and 16,323,091 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	1,903	1,630
Additional paid in capital	35,674,391	22,527,264
Accumulated other comprehensive loss	(209,708)	(201,505)
Accumulated deficit	(23,968,089)	(9,239,578)
Total shareholders’ equity	11,498,497	13,088,057

Total liabilities and shareholders’ equity	$26,947,243	$28,175,980

Sky Quarry Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended December 31, 2024 and 2023

	2024	2023
Net sales	$23,364,188	$50,731,889

Cost of goods sold	24,759,530	48,391,724
Gross profit (loss)	(1,395,342)	2,340,165

Operating expenses:
General and administrative	6,121,955	3,702,743
Depreciation and amortization	5,889	5,303
Total operating expenses	6,127,844	3,708,046

Loss from operations	(7,523,186)	(1,367,881)

Other income (expense):
Gain on warrant valuation	1,477,870	-
Other income	35,637	26,008
Gain (loss) on sale of assets	(25,075)	564,811
Loss on extinguishment of debt	(241,311)	(205,425)
Loss on issuance of private placement warrants	(1,935,934)	-
Interest expense	(6,516,512)	(3,639,520)
Other expense, net	(7,205,325)	(3,254,126)

Loss before benefit from income taxes	(14,728,511)	(4,622,007)

Provision for income tax benefit	-	185,535

Net loss	(14,728,511)	(4,436,472)

Other comprehensive loss

Foreign currency translation adjustment	(8,203)	(24,185)

Comprehensive loss	$(14,736,714)	$(4,460,657)

Loss per common share
Basic and diluted	$(0.77)	$(0.27)
Weighted average shares outstanding
Basic and diluted	19,027,208	16,323,103

Sky Quarry Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,728,511)	$(4,436,472)
Adjustments to reconcile net loss to cash and restricted cash and cash equivalents used in operating activities:
Share based compensation	632,205	634,783
Depreciation and amortization	793,449	564,639
Amortization of debt issuance costs	4,465,636	2,568,523
Amortization of right-of-use asset	90,990	37,925
Loss on issuance of warrants	1,936,937	-
Gain on revaluation of warrant liabilities	(1,477,870)	-
Loss on extinguishment of debt	241,311	205,425
Loss (gain) on sale of assets	25,075	(564,811)
Changes in operating assets and liabilities:
Accounts receivable	2,393,572	719,595
Prepaid expenses and other assets	(224,738)	155,114
Inventory	(712,055)	1,004,383
Accounts payable and accrued expenses	(857,802)	(1,040,860)
Operating lease liability	(69,777)	(36,450)
Deferred tax benefit	-	(187,856)
Net cash and restricted cash and cash equivalents used in operating activities	(7,491,578)	(376,062)

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from sale of assets	-	961,400
Purchase of property, plant, and equipment	(691,491)	(1,028,781)
Purchase of oil and gas development assets	(789,762)	(664,556)
Net cash and restricted cash and cash equivalents used in investing activities	(1,481,253)	(731,937)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on lines of credit	36,645,980	61,499,106
Payments on lines of credit	(38,446,951)	(58,437,408)
Proceeds from note payable	19,483,052	17,721,772
Payments on note payable	(17,032,995)	(12,905,339)
Debt discount on note payable	(2,546,660)	(3,588,539)
Payments on finance leases	(34,417)	-
Proceeds on issuance of preferred stock	308,000	614,804
Preferred stock offering costs	(40,874)	(474,681)
Proceeds on issuance of common stock	11,341,641	28,739
Common stock offering costs	(2,061,665)	-
Net cash and restricted cash and cash equivalents generated by financing activities	7,615,111	4,458,454

Effect of exchange rate on cash	(8,203)	(24,185)

Increase (decrease) in cash and restricted cash and cash equivalents	(1,365,923)	3,326,270
Cash and cash equivalents and restricted cash, beginning of the period	4,680,836	1,354,566

Cash and restricted cash and cash equivalents, end of the period	$3,314,913	$4,680,836